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Exhibit 21.1

SUBSIDIARIES OF POLYPORE INTERNATIONAL, INC.

Name of Subsidiary	State or jurisdiction of Incorporation or Organization
Polypore Hong Kong, Limited	Hong Kong
Celgard Acquisition Corporation	Cayman Islands
Celgard Korea, Inc.	South Korea
Celgard, LLC	Delaware
Daramic Austria GmbH	Austria
Daramic Tianjin PE Separator Co., Ltd.	China
Daramic (Thailand) Limited	Thailand
Daramic Acquisition Corporation	Delaware
Daramic Asia, Inc.	Delaware
Daramic Holding, LLC	Delaware
Daramic Holding S.A.S.	France
Daramic International, Inc.	Delaware
Daramic S.A.S.	France
Daramic Separadores de Baterias Ltda.	Brazil
Daramic, LLC	Delaware
Daramic Xiangyang Battery Separator Co., Ltd.	China
Membrana GmbH	Germany
Microporous Holding, LLC	Delaware
Microporous Products, LLC	Delaware
MP Assets Corporation	Delaware
Polypore Acquisition GmbH	Germany
Polypore B.V.	Netherlands
Polypore C.V.	Netherlands
Polypore K.K.	Japan
Polypore (Shanghai) Membrane Products Co. Ltd.	China
Daramic Battery Separator India Private Limited	India
Separatorenerzeugung GmbH	Austria
Separatorenerzeugung Holding GmbH	Austria

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  Exhibit 21.1
SUBSIDIARIES OF POLYPORE INTERNATIONAL, INC.